Exhibit (a)(1)(F)

OFFER TO PURCHASE FOR CASH

outstanding ordinary shares and

American depositary shares of

RINKER GROUP LIMITED

on the basis of

US$13.00 for each ordinary share

US$65.00 for each American depositary share

by

CEMEX Australia Pty Ltd

an indirect wholly-owned subsidiary of

CEMEX, S.A.B. de C.V.

The Offer will expire at 7 pm (Sydney time) on 27 December 2006, 3 am (New York time) on 27 December 2006, unless the Offer is extended or the Offer is withdrawn.

November 2006

To Our Clients:

Enclosed for your consideration is the Bidder’s Statement, dated 30 October 2006, by CEMEX Australia Pty Ltd (Bidder), a proprietary company organized under the laws of Victoria, Australia and an indirect wholly-owned subsidiary of CEMEX, S.A.B. de C.V. (CEMEX), the related ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery relating to the Offer by Bidder to acquire all outstanding ordinary shares of Rinker (Rinker Shares), and all outstanding American depositary shares, which each represent an ownership interest in five (5) Rinker Shares (Rinker ADSs and together with the Rinker Shares, Rinker Securities), and are evidenced by American depositary receipts (ADRs), upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment). You should carefully read these documents in full prior to making any decision to accept the Offer or otherwise deal with your Rinker Securities. Capitalized terms used but not defined in this letter which are defined in the Bidder’s Statement shall have the meanings given to them in the Bidder’s Statement.

We (or our nominees) are the holder of record of Rinker ADSs held by us for your account. A tender of such Rinker ADSs can be made only by us as the holder of record and pursuant to your instructions. The ADS Letter of Transmittal is furnished to you for your information only and cannot be used to tender Rinker ADSs held by us for your account.

We request instructions as to whether you wish to tender all of the Rinker ADSs held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer is being made for all issued and outstanding Rinker Securities.

2. You can only accept the Offer for all your Rinker Securities.

3. The Offer will expire at 7 pm (Sydney time) on 27 December 2006, 3 am (New York time) on 27 December 2006, unless the Offer is extended or the Offer is withdrawn.

4. The Offer is subject to a number of conditions. In summary, they include requirements that:

(a) Bidder obtains relevant interests in at least 90% of Rinker Shares;

(b) CEMEX obtains its own shareholders’ approval;

(c) all regulatory approvals are obtained and no adverse regulatory actions occur, including no objections under Australian foreign investment laws or US antitrust (competition) laws;

(d) no material adverse change occurs in the Rinker Group;

(e) no mergers or material acquisitions, disposals or new commitments are undertaken by the Rinker Group;

(f) no material change of control rights exist;

(g) the S&P/ASX 200 Index does not fall below 4,800;

(h) CEMEX is granted equal access in certain circumstances to information about the Rinker Group;

(i) no distributions are made by Rinker other than cash dividends declared and paid in the ordinary course; and

(j) no Prescribed Occurrences occur.

A more detailed discussion of the conditions to the consummation of the Offer can be found in Section 8.6 of the Bidder’s Statement, “Offer terms”.

5. Subject to the Corporations Act 2001 (Cth) and the terms and conditions of the Offer (including without limitation the conditions referred to in Section 8 of the Bidder’s Statement, “Offer terms”), Bidder will pay the consideration for Rinker ADSs validly deposited under the Offer and not properly withdrawn, on or before the earlier of: (i) the day that is one month after the later of the date of your acceptance or, if at the time of your acceptance the Offer is subject to a Defeating Condition, one month after any contract resulting from your acceptance of the Offer becomes, or is declared, unconditional and (ii) the day that is 21 days after the end of the Offer Period.

6. In any case, payment of the consideration under the Offer shall not be made, until the ADRs evidencing tendered Rinker ADSs or, in the case of a book-entry transfer, book-entry confirmation, in respect to which the Offer is being accepted and any other required documents have been received by the US Depositary at one of its addresses set forth on the first and last pages of the ADS Letter of Transmittal. Bidder will determine in its sole discretion all questions as to the form of documents, including any notice of withdrawal and the validity, eligibility (including time of receipt) and acceptance of tendered Rinker ADSs. Bidder’s determination will be final and binding on all parties.

7. If you tender your ADSs you will not be obligated to pay brokerage fees or commissions to the US Depositary or the US Information Agent.

8. The consideration payable for the Rinker ADSs under the Offer will be reduced by applicable withholding taxes.

9. Under no circumstances will interest be paid on the Offer price for tendered Rinker Securities, whether or not the Offer is extended.

If you wish to have us tender all the Rinker ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Rinker ADSs, all such Rinker ADSs will be tendered. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the end of the Offer Period.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

outstanding ordinary shares and

American depositary shares of

RINKER GROUP LIMITED

on the basis of

US$13.00 for each ordinary share

US$65.00 for each American depositary share

by

CEMEX Australia Pty Ltd

an indirect wholly-owned subsidiary of

CEMEX, S.A.B. de C.V.

The undersigned acknowledge(s) receipt of your letter, the Bidder’s Statement dated 30 October 2006 and the related ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery relating to the Offer by CEMEX Australia Pty Ltd (Bidder), a proprietary company organized under the laws of Victoria, Australia and an indirect wholly-owned subsidiary of CEMEX, S.A.B. de C.V., to acquire all outstanding ordinary shares of Rinker (Rinker Shares), and all outstanding American depositary shares (Rinker ADSs) which each represent an ownership interest in five (5) Rinker Shares and are evidenced by American depositary receipts (ADRs). Capitalized terms used but not defined in this letter which are defined in the Bidder’s Statement shall have the meanings given to them in the Bidder’s Statement.

This will instruct and direct you to tender all Rinker ADSs held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer documents furnished to the undersigned.

Signature

Number of Rinker ADSs held*

Account Number

Name

Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

Dated:

*	The Rinker ADSs to be tendered must be all your Rinker ADSs.